Exhibit 10.13

Investment Banking Agreement

Between

Alpha Cognition Inc. and Spartan Capital Securities, LLC

May 17, 2023

Mr. Michael McFadden

Alpha Cognition Inc.

301-1288 Hamilton Street

Vancouver, BC V6B 6L2

Canada

Ladies and Gentlemen:

We are pleased that Alpha Cognition Inc. (“Alpha” or the “Company”), a company incorporated under the Business Corporations Act (British Columbia) and listed on the TSX Venture Exchange (the “TSXV”) has selected Spartan Capital Securities, LLC (“Spartan”) to provide certain investment banking services to the Company in connection with a best efforts private placement financing (the “PP Financing”) of up to approximately US$6,500,000.00 (Six Million Five Hundred Thousand USD) of the Company’s equity (the “Securities”). This agreement sets forth the terms of engagement and our mutual understanding (this “Agreement”).

1.	Retention; Terms of the PP Financing.

(a)	The Company and Spartan agree and acknowledge that (i) Spartan shall be engaged by the Company for a period commencing on the date hereof and terminating March 16, 2024, and which may be extended by mutual agreement, on an exclusive basis, solely with respect to the Company’s equity securities, to provide the Services (defined below). The actual size of the PP Financing, the terms of the Securities, the precise number of Securities to be offered by the Company and the offering price shall be subject to a variety of factors, including the capitalization and financial condition of the Company, funds the Company raises on its own, changes in the Company’s prospects and forecasts, market and general economic conditions and the results of negotiations with potential investors.

(b)	The Services shall include the following whereby Spartan shall:

(i)	provide a valuation analysis of the Company including, comparable company analysis and precedent transaction analysis.

(ii)	assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(iii)	assist management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(iv)	assist the Company in broadening its shareholder base including non-deal road show activity.

(v)	assist the Company with strategic introductions;

(vi)	work closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance shareholder value and exposure to the investment community;

(vii)	advise the Company on potential financing alternatives and merger and acquisition criteria and activity, including facilitation and negotiation of any financial or structural aspects of such alternatives;

(viii)	introduce the Company to potential investors;

(ix)	assist the Company in any discussions and negotiations with potential investors;

(x)	provide such other investment banking services upon which the parties may mutually agree, provided that such additional services shall be reduced to writing and signed by both parties as an addendum to this Agreement.

It is expressly understood and agreed that Spartan shall be required to perform only such tasks above as may be necessary in order to effect the PP Financing. Moreover, it is further understood that Spartan need not perform each of the above-referenced tasks in order to receive the fees described in Section 3.

(c)	Spartan may rely on other broker-dealers who are registered with the Securities and Exchange Commission (“SEC”) or are a member of The Financial Industry Regulatory Authority (“FINRA”) to participate in placing a portion of the PP Financing. It is understood that execution of this Agreement does not assure the successful completion of the PP Financing or any portion thereof.

(d)	Spartan represents and warrants to the Company that it is registered with the SEC and a member of FINRA and it holds all licenses and qualifications necessary to enter into and perform the services described in this Agreement.

(e)	Spartan shall have a 30% overallotment option if the full PP Financing is placed, which Spartan may exercise by written notice to the Company, subject to consent of the Company, and which will not require any amendment to supplement to the Offering Materials.

2.	Information. In connection with Spartan’s activities hereunder, the Company will furnish Spartan and its counsel upon request with all relevant information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”), and with respect to the Company and the PP Financing, transaction documents in a form acceptable to Spartan (such transaction documents, including any exhibits, amendments and supplements thereto to the extent authorized by Spartan being hereinafter referred to as the “Offering Materials”). The Company represents and warrants to Spartan that all Information, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to Spartan will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. If during the period prior to the final closing of the PP Financing the Company becomes aware of any event, as a result of which the Offering Materials would include an untrue statement of fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances in which they were made not misleading, or if it shall be necessary to amend or supplement the Offering Materials to comply with applicable law, the Company shall forthwith notify Spartan thereof, and furnish to Spartan in such quantities as may be reasonably requested, an amendment to, or amended and supplemented Offering Materials, which corrects such statements or omissions or causes the Offering Materials to comply with applicable law. The Company recognizes and confirms that Spartan: (i) will use and rely primarily on the Information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) is, subject to a prospective investor executing and delivering to the Company a confidentiality agreement (such agreement hereinafter referred to as the “Investor Confidentiality Agreement”) in form reasonably satisfactory to the Company, authorized as the Company’s exclusive financial advisor and placement agent to transmit to any prospective investor a copy or copies of the current Offering Materials, forms of purchase agreements and any other legal documentation supplied to Spartan for transmission to any prospective investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of Spartan’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or Offering Materials and such other information; (iv) will not make an appraisal of any assets of the Company; and (v) retains the right to continue to perform due diligence during the course of its engagement hereunder.

3.	Compensation. As consideration for services rendered and to be rendered by Spartan hereunder, the Company agrees as follows:

(a)	Upon closing of the PP Financing, the Company shall pay to Spartan, in cash, a fee in an amount equal to ten percent (10%) of the aggregate gross proceeds raised in the PP Financing by Spartan; provided, however, to the extent that funds are raised from one or more of the investors identified in the President’s List Spartan will not be entitled to any fees or Compensation in respect of those investors named on the President’s List attached as Schedule 1 hereto (the “President’s List”). If any portion of the proceeds raised in the PP Financing are not paid to the Company at the closing of the PP Financing but rather is deferred until a later date or satisfaction of a condition precedent, the placement fee relating to such deferred proceeds shall be paid by the Company upon receipt of the deferred proceeds. If the PP Financing is consummated by means of more than one closing, Spartan shall be entitled to the fees provided herein with respect to each such closing. The Company may update the President’s List from time to time by providing Spartan with an updated Schedule 1, provided that the Company may add additional investors to the President’s List only if the Company has a pre-existing relationship with such investors as the date of this Agreement, it being acknowledged that such investor merely being a stockholder of the Company will not constitute such a pre-existing relationship.

(b)	The Company shall grant and deliver to Spartan (or its designated nominees) warrants (the “Broker Warrants”) equal in number to 10% of the number of warrants included in the Securities sold pursuant to the PP Financing (exclusive of the President’s List). Any Broker Warrants issued to Spartan will be on the same terms as the warrants issued to investors in the PP Financing. If the PP Financing is consummated by means of more than one closing, Spartan shall be entitled to receive Broker Warrants with respect to each such closing. The Warrants shall contain provisions, including, without limitation, those pertaining to cashless exercise, standard antidilution protection, and other provisions equal to the warrants issued to investors in the PP Financing.

(c)	Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if within one (1) year from the effective date of termination of this Agreement, the Company enters into a definitive commitment relating to a PP Financing or similar financing (or any portion thereof), the Company shall pay to Spartan fees in accordance with the terms and provisions of Section 3(b) and grant and deliver to Spartan (or its designated nominees) Warrants in accordance with the terms and provisions of Section 3(c). These fees shall become due and payable and the Warrants shall be issuable to Spartan regardless of whether Spartan introduced the investor to the Company.

(d)	In the event that during the term of this Agreement or within one (1) year from the effective date of the termination of this Agreement either the Company or any other party, proposes any transaction involving the Company other than a PP Financing, including, without limitation, any merger, acquisition or sale of stock or assets (whether the Company is the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, an “Alternative Transaction”), then, if any such Alternative Transaction is consummated, the Company shall pay to Spartan a fee equal to two and 1/2 percent (2.5%) if another person or entity brings the Alternative Transaction to the Company and 5% if Spartan brings the transaction to the company of the amount of the consideration paid or received by the Company and/or its stockholders in such Alternative Transaction, such fee to be payable in cash at the closing to which it relates.

The term “Alternative Transaction” shall include any transaction involving a subsidiary of the Company, including, without limitation, any merger, acquisition or sale of stock or assets (whether the subsidiary is the acquiring or acquired entity), joint venture, strategic alliance or other similar transaction involving a subsidiary except shall not include any spinout or similar disposition of any or all of the Company’s interest in Alpha-1062 in connection with applications for traumatic brain injury (TBI), and associated TBI assets of the Company (collectively the “TBI Assets”). For clarity, should the Company’s TBI Assets be involved in a spin-out, disposition, or other alternative transaction, no fees shall be payable pursuant to this Agreement in connection with that alternative transaction.

The amount of consideration paid in a Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received by the Company and/or its stockholders in such Alternative Transaction, including, without limitation, cash, stock or evidences of indebtedness, assumption of liabilities, or any combination thereof. If all or any portion of the consideration paid in the Alternative Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Alternative Transaction is consummated as mutually agreed upon in good faith by the Company’s Board of Directors and Spartan. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Alternative Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Alternative Transaction. If such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Alternative Transaction, then the value thereof shall be the average of the closing prices for the twenty (20) trading days subsequent to the fifth trading day after the consummation of the Alternative Transaction. In such event, the fee payable to Spartan pursuant to this Section 3(d) shall be paid on the 30th trading day subsequent to consummation of the Alternative Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Alternative Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company’s Board of Directors and Spartan. If the non-cash consideration paid in the Alternative Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Alternative Transaction or exists thereafter), the value thereof shall be the liquidation value or principal amount, as the case may be. If all or a portion of the consideration payable in connection with the Alternative Transaction includes contingent future payments, then the Company shall pay to Spartan, upon consummation of such future portion of such Alternative Transaction, an additional cash fee, determined in accordance with this Section 3(e), as, when and if such contingency payments are received. However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay Spartan, upon consummation of the Alternative Transaction, a cash fee determined in accordance with this Section 3(d) based upon the present value of such installment payments using a discount rate of 10%. If with respect to any non-cash consideration the Company and Spartan are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and Spartan (the fees and expenses of whom shall be borne equally by the Company and Spartan).

The term Alternative Transaction excludes (i) any spinout or similar transaction with the TBI Assets; and (ii) an RTO with a listed shell company for the purpose of listing on a US stock exchange, provided that any net cash available in the shell on closing of RTO will be subject to the fee payable in connection with an Alternative Transaction (i.e. 2.5% of net cash available from the shell company to the Company on closing of the RTO).

4.	Accountable and Non Accountable Expenses. The Company will be responsible for all of its own expenses incurred in connection with the PP Financing. The Company shall also reimburse Spartan’s reasonable out of pocket expenses in connection with the PP Financing, which shall not exceed US$10,000 (without pre-clearance by the Company). In addition, the Company shall pay a non-accountable fee of five percent (5%) of the aggregate gross proceeds raised in the PP Financing by Spartan. All such expenses shall be paid at the closing of the PP Financing and any additional closings thereafter. Notwithstanding the foregoing, it is agreed that all escrow agent fees, “blue sky” filing fees, disbursements, registration expenses and qualification expenses required as part of the PP Financing shall be the responsibility of and paid directly by the Company. Form D filings shall be the responsibility of the Company. For the avoidance of doubt, to the extent the above expenses have not been previously reimbursed, the Company shall pay all of the foregoing expenses out of the escrowed proceeds of the PP Financing.

5.	Certain Offering Procedures; Agency Agreement; Other Actions. The parties acknowledge that it is their intention that the PP Financing shall be conducted so as to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). It is understood that investors in the PP Financing shall be “accredited investors” or fall within other categories sanctioned by Regulation D promulgated under the Securities Act (“Regulation D”). In effecting the PP Financing, the Company and Spartan each agree to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder and any applicable state laws and requirements. If requested by Spartan, prior to closing any PP Financing transaction involving Spartan as agent, the Company and Spartan will execute an Agency Agreement containing representations, warranties, covenants, conditions (including, without limitation, opinions to be delivered by counsel to the Company), indemnities and other provisions appropriate to a transaction such as the PP Financing. Failure to enter into such agreement for any reason shall not relieve the Company from its obligations pursuant to this Agreement. Each of the parties shall also execute and/or deliver such other instruments, documents and agreements and take such other action as the other party may reasonably request in connection with the provision of services hereunder and the consummation of the PP Financing or an Alternative Transaction. The parties further acknowledge that each closing under the PP Financing and the payment of compensation to Spartan under this Agreement are subject to the Company complying with applicable stock exchange rules, including stock exchange notification and approvals as applicable. The Company will endeavor to file the necessary notifications and obtain stock exchange approvals where required.

6.	Representations and Warranties. The Company represents and warrants to Spartan as follows:

(a)	The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the consummation by the Company of the transactions herein contemplated and compliance by the Company with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and when duly executed and delivered by the Company this Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)	The execution, delivery and the performance of this Agreement, and the issuance of the Shares and the Warrants, do not and will not at each closing of the PP Financing (each a “Closing”) conflict with the Company’s Certificate of Incorporation, as amended, or By-laws, or result in a breach of any terms or provisions of, or constitute a default under, any material contract, agreement or instrument to which the Company is a party or by which the Company is bound.

(c)	From the date of commencement of sales until completion of the offering of the Securities by Spartan, the Offering Materials will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the representations and warranties set forth in this paragraph apply to any statements and/or omissions from the Offering Materials made in reliance on or in conformity with information produced in writing to the Company by Spartan expressly for inclusion in the Offering Materials. The Company confirms that statistical market and industry data included in the Offering Materials shall be based on or derived from sources believed to be reliable and accurate.

(d)	The Company is, and at each Closing will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has, and at each Closing will have, the power and authority to conduct all of the activities conducted by it, to own or lease all of the assets owned or leased by it and to conduct its business as described in the Offering Materials. The Company is, and at each Closing will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such license or qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Company, as the case may be.

(e)	Subsequent to the date hereof and prior to each Closing of an ongoing PP Financing, the Company will not acquire any of its equity securities and will not issue any of its securities other than (i) pursuant to currently outstanding stock options, warrants and convertible securities, or stock options proposed for grant and disclosed in writing to Spartan prior to the date hereof (ii) as a portion of the purchase price paid by the Company in a transaction pursuant to which the Company obtains all or substantially all of the assets or stock of another entity, (iii) pursuant to investments under the Company’s Offering Materials.

(f)	There are no actions, suits or proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company or its business, financial condition, results of operations or material properties before or by any federal or state court, commission, regulatory body, administrative agency or other g’1nmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially and adversely affect (i) the Company or its businesses, financial condition, results of operations or material properties taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

(g)	The Company is not in violation of its charter or bylaws. Neither the execution and delivery of this Agreement, nor the issuance and sale of the Securities sold in the Offering, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other material agreement or instrument to which the Company is a party or by which the Company may be bound or to which any of the property or material assets of the Company is subject; nor will such action result in any violation of the provisions of the charter or the bylaws of the Company or any statute, order, rule or regulation applicable to the Company or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over the Company.

(h)	The Shares, Warrants and the Broker Warrants, and the shares of common stock underlying the Warrants and Broker Warrants, will, upon issuance, assuming the payment of the applicable purchase or exercise price therefore, be validly issued, fully paid and non-assessable. The Shares and the shares of Common Stock underlying the Warrants and Broker Warrants will not be subject to the preemptive rights of any security holder. As of each Closing, the issuance and sale of the Shares, the Warrants, the Broker Warrants and the shares of Common Stock underlying the Warrants and Broker Warrants will have been duly and validly authorized by all required corporate action and otherwise.

(i)	All issued and outstanding securities of the Company have been duly authorized and validly issued and the outstanding securities of the Company are fully paid and non-assessable; and none of such securities were issued in violation of the pre-emptive rights of any holders of any security of the Company.

(j)	The Company has good and marketable title to all properties and assets free and clear of all liens, charges, encumbrances or restrictions, except such liens, charges, encumbrances or restrictions as are not material to the business of the Company or such encumbrances which will not have a material adverse effect on the Company’s property or assets. The Company has valid and enforceable leases or licenses for the material properties as used by it in the operation of its business. All rentals, royalties or other payments accruing under any such licenses or leases which became due prior to the date of this Agreement have been duly paid, and neither the Company nor to the Company’s knowledge any other party is in material default thereunder, and, to the knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice, or both would constitute a material default thereunder.

(k)	Except to the extent that the impact on the Company, its business and/or operations is not material: (i) all taxes which are due from the Company have been paid in full (or adequate accruals for the payment thereof have been provided for in its accounting records); (ii) the Company has filed all federal, state, municipal and local tax returns relating to the Company (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed under the laws of the United States and applicable states or has duly obtained extensions of time for the filing thereof; (iii) the tax returns heretofore filed by the Company correctly reflects the amount of the Company’s tax liability thereunder; (iv) the Company has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable and (v) the Company has not executed or filed with any taxing authority, foreign or domestic, any agreement extending the period for assessment or collection of any income taxes nor is either a party to any pending action or proceeding by any foreign or domestic governmental agency for assessment or collection of taxes; and no claims for assessment or collection of taxes have been asserted against the Company.

(l)	Except for the filing of (A) Form D under the Securities Act, (B) other than as may be required under applicable state securities or Blue Sky laws, and Canadian provincial securities laws, and (C) stock exchange rules, no authorization, approval, consent, order, registration, certification, license or permit (collectively, “Permits”) of any court or governmental agency or body, is required for the valid authorization, issuance, sale and delivery of the Shares or the Warrants, subject to compliance by Spartan with regulations regarding an offering to accredited investors under Regulation D.

(m)	The Company has not directly or indirectly, at any time, (A) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (B) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

(n)	The Company is not disqualified from the exemption provided by Rule 506 of Regulation D by virtue of either the disqualifications contained in Rule 506(d), (assuming that none of Spartan or its related parties referenced in Rule 506(d) is subject to any disqualification event specified in Rule 506(d)) or the disqualifications contained in Rule 507.

(o)	Other than any payments to Spartan hereunder, the Company has not incurred any liability for any finder’s fee or similar payments in connection with the transactions herein contemplated. The Company has not engaged any other party to offer for sale securities of the Company after the date hereof.

(p)	To the best of its knowledge, the Company owns or possesses or can acquire on reasonable terms adequate and enforceable rights to use all trademarks, service marks, copyrights, patent rights, trade secrets or other confidential information currently used in the conduct of its business (the “Intangibles”). To the Company’s knowledge, the Company is not infringing upon the rights of others with respect to the Intangibles and has not received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect the Company’s business, financial condition, results of operations or prospects, and the Company does not know of any basis therefore. To the Company’s knowledge, no other party has infringed upon the Intangibles.

7.	Future Rights. As additional consideration for its services hereunder and as an inducement to Spartan to enter into this Agreement, if at any time during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement, the Company proposes to effect a private or public offering of its securities or to engage an investment banking firm to provide services to the Company (other than during the term of this Agreement the services to be provided by Spartan hereunder), the Company shall offer to retain Spartan as manager of such offering, or as its exclusive advisor and/or agent in connection with such other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties (except that such terms shall be substantially similar to the terms set forth in Sections 3(a) and 3(b) hereof. Notwithstanding the foregoing, the Company may enter into an agreement with another investment banking firm in connection with any such offering or other matter, upon 10 days’ written notice to Spartan, provided that the Company shall not offer to retain any such other investment banking firm on terms more favorable to the investment banking firm than those discussed with Spartan without offering to retain Spartan on such more favorable terms.

8.	Piggyback Registration. The Company may file with the SEC after the final Closing of the PP Financing one or more registration statements, and if filed within 12 months from the Closing, will register the resale of all or such maximum portion of the Shares as permitted by SEC guidance (including (i) any publicly available written or oral guidance, comments, requirements or requests of the SEC staff or (ii) the Securities Act), for resale with the SEC Confirmation of these actions being taken will be provided to Spartan with copies of all documents relating thereto.

9.	Indemnification. The Company agrees to indemnify Spartan and its affiliates as set forth in the Indemnification Previsions, a copy of which is attached hereto as Exhibit A and incorporated by reference herein.

10.	Termination; Survival of Provisions. Spartan or the Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party. In the event of such termination, the Company shall pay and deliver to Spartan (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by or payable to Spartan after the Termination Date pursuant to Section 3(c) or 3(d) hereof, all of which shall be deemed earned upon termination, and shall pay, or reimburse Spartan for, all reasonable expenses in accordance with Section 4 hereof. All such fees and reimbursements due to Spartan pursuant to the immediately preceding sentence shall be paid to Spartan on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the PP Financing or Alternative Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3(d)). Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 3(c), 3(d), 4, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 shall survive the termination of this Agreement.

11.	Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Mr. Michael McFadden
Alpha Cognition Inc.
301-1288 Hamilton Street
Vancouver, BC V6B 6L2
Canada

To Spartan:	Spartan Capital Securities, LLC
45 Broadway
New York, New York 10006
Attention: Kim Monchik
Telephone: (212) 293-0123

12.	Waiver. The failure or neglect of either of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition by such party, but the same shall continue in full force and effect. Any waiver must be in writing.

13.	Governing Law; Jurisdiction; Waiver of Jury Trial. The Parties agree that all disputes arising out of or related to this Agreement, or to any other aspect of the relationship between the Parties, shall be heard and determined by final and binding arbitration before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association unless any claim exceeds $50,000 USD, in which event the entire case shall be heard and determined by three arbitrators, under the Federal Arbitration Act in New York, New York. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. The substantive law of New York shall be applied in resolving any such dispute.

14.	Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

15.	Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

16.	Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Spartan nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

17.	Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes and replaces all prior agreements, oral or written, between the parties. This Agreement replaces the Investment Banking Agreement dated January 9, 2023 entered into between the parties hereto.

18.	Press Announcements. The parties acknowledge and agree that the Company may announce any transaction contemplated hereunder where required pursuant to applicable law or stock exchange rule. At any time after the consummation or other public announcement of the PP Financing, Spartan may place an announcement in such newspapers, Spartan Websites and publications as it may choose, stating that Spartan has acted as exclusive financial advisor and/or placement agent, as applicable, to the Company in connection with the PP Financing or an Alternative Transaction.

19.	Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

If the terms of this Agreement are satisfactory, please confirm by signing and returning one copy of this Agreement to Spartan.

Very truly yours,

SPARTAN CAPITAL SECURITIES, LLC

By:
	Name:	John D. Lowry
	Title:	Chief Executive Officer

Confirmed and agreed to as of this__________day of__________________ 2023.

ALPHA COGNITION INC.

By:
	Name:	Michael McFadden
	Title:	Chief Executive Officer

Enclosed: Indemnification Provisions

EXHIBIT A

INDEMNIFICATION PROVISIONS

Alpha Cognition Inc. (the “Company”) agrees to indemnify and hold harmless Spartan Capital Securities, LLC (“Spartan”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, and reasonable costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Spartan’s acting for the Company, including, without limitation, any act or omission by Spartan in connection with its acceptance of or the performance or non-performance of its obligations under the Investment Banking Agreement between the Company and Spartan to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Spartan of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Spartan by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Spartan, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder unless the Company is prejudiced by such failure. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Spartan, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties against whom it has made a claim of an unconditional release from all liability in respect of such claim, and (ii) does not contain any untrue factual or legal admission by or with respect to an Indemnified Party or an untrue adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to indemnification or contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Spartan in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Spartan pursuant to the Agreement.

Neither termination nor completion of the engagement of Spartan referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect. The indemnification provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Schedule 1

President’s List